Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

			  Nine Months Ended
			    September 30,                        Year Ended December 31,
In thousands                 1997       1996       1996       1995       1994       1993       1992

Computation of Income:
 Income before
  income taxes         $1,524,069  1,313,626  1,781,509  1,422,814  1,180,601    879,755    645,568
 Capitalized interest           -        (14)       (14)      (112)       (69)       (65)       (24)
 Income before income
  taxes and capitalized
  interest              1,524,069  1,313,612  1,781,495  1,422,702  1,180,532    879,690    645,544
 Fixed charges          2,032,875  2,003,755  2,685,447  2,503,603  1,640,049  1,485,936  1,651,664
 Total income for
  computation          $3,556,944  3,317,367  4,466,942  3,926,305  2,820,581  2,365,626  2,297,208
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $2,481,532  2,341,484  3,142,024  2,770,005  1,957,224  1,513,317  1,281,619

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $  155,309    145,813    205,409    166,591    149,462    128,573    123,342
 Portion of rentals
  deemed
  representative
  of interest          $   51,770     48,604     68,470     55,530     49,821     42,858     41,114
 Interest:
  Interest on
   deposits             1,075,412    975,883  1,324,918  1,156,300    863,357    852,309  1,015,589
  Interest on
   federal funds
   and other
   short-term
   borrowings             327,062    345,220    454,013    515,646    290,211    238,046    277,835
  Interest on
   long-term debt         578,631    634,034    838,032    776,015    436,591    352,658    317,102
  Capitalized
   interest                     -         14         14        112         69         65         24
  Total interest        1,981,105  1,955,151  2,616,977  2,448,073  1,590,228  1,443,078  1,610,550
 Total fixed
  charges              $2,032,875  2,003,755  2,685,447  2,503,603  1,640,049  1,485,936  1,651,664
 Total fixed
  charges excluding
  interest on
  deposits             $  957,463  1,027,872  1,360,529  1,347,303    776,692    633,627    636,075
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                  2.59x       2.28       2.31       2.06       2.52       2.39       2.01
 Including
  interest on
  deposits                  1.75x       1.66       1.66       1.57       1.72       1.59       1.39

(a)  Includes equipment rentals.

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